Exhibit 99.1

UTStarcom Completes Divestiture of its Personal Communications Division

ALAMEDA, Calif., July 7, 2008 — UTStarcom, Inc. (Nasdaq: UTSI), today announced that the divestiture of its Personal Communications Division (“PCD”) disclosed on July 1, 2008 was completed that same day.  The divestiture of PCD, to AIG Investments, represents a milestone in simplifying the operations of UTStarcom and enhances the company’s focus on its IP-based product offerings. The proceeds of approximately US$240 million, based primarily on the working capital levels on June 30, 2008 are subject to certain adjustments.  According to the agreement, UTStarcom could also receive up to US$50 million based on a three-year earn out provision.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company develops, manufactures and markets its broadband, wireless and terminal solutions to network operators in both emerging and established telecommunications markets worldwide. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. UTStarcom was founded in 1991 and is headquartered in Alameda, Calif.  The company has research and development centers in the USA, Canada, China, Korea and India.

For more information about UTStarcom, please visit the UTStarcom Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the anticipated amount of adjustments, whether the company’s operations will be simplified and whether the three-year earn out will be attained.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risks include the risk factors identified in its latest Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

UTStarcom Company Contact

Barry Hutton

Senior Director, Investor Relations

UTStarcom, Inc.

(510) 769-2807

barry.hutton@utstar.com